Exhibit 10.3

FIRST AMENDMENT TO LICENSE AGREEMENT

This FIRST AMENDMENT (the “First Amendment”) is made and entered into as of May 14, 2026 (“First Amendment Effective Date”), by and between BioAtla, Inc., a Delaware corporation (“BioAtla”), and Context Therapeutics Inc., a Delaware corporation (“Context”). Each of BioAtla and Context is sometimes referred to individually in this First Amendment as a “Party” and collectively as the “Parties.”

WHEREAS, BioAtla and Context are parties to that certain License Agreement, dated September 23, 2024 (the “Agreement”);

WHEREAS, subject to the terms and conditions of the Agreement as amended by this First Amendment, (a) Context proposes to pay to BioAtla, and BioAtla desires to accept, the Amendment Pay-Off Amounts described below to satisfy in full any and all milestone and royalty payments contemplated by Sections 4.2 and 4.3 of the Agreement and (b) BioAtla proposes to grant, and Context proposes to accept such grant, of a royalty-free, fully paid-up, non-terminable right and license under the BioAtla Intellectual Property to Exploit Licensed Antibodies and Program Products (each as defined below); and

WHEREAS, BioAtla and Context now wish to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.
Defined Terms. Capitalized terms used and not defined in this First Amendment shall have the meanings ascribed to them in the Agreement.

2.
Amendment Pay-Off Amounts. In full consideration for the License and other rights granted by BioAtla under the Agreement, including this First Amendment, Context shall pay to BioAtla the following non-refundable, non-creditable payments (the “Amendment Pay-Off Amounts”):

a.
Four million, five hundred thousand U.S. dollars ($4,500,000), payable within five (5) Business Days of the First Amendment Effective Date; and

b.
Two million U.S. dollars ($2,000,000), payable by August 1, 2026.

BioAtla shall timely (and in any event at least by July 24, 2026 for the second Amendment Pay-Off Amount) provide Context with an invoice for each Amendment Pay-Off Amount.

3.
BioAtla Covenants; BioAtla Representations and Warranties.

a.
BioAtla Covenants. Effective as of the First Amendment Effective Date, BioAtla, for itself and on behalf of any of its Affiliates, hereby irrevocably covenants and agrees that: (x) it will not sell, convey, transfer, assign or otherwise deliver (any such sale, conveyance, transfer, assignment or delivery, a “Transfer”) any of BioAtla’s right, title and interest in and to any or all of the BioAtla Patents set forth on Exhibit A attached hereto or any Patent related thereto (e.g., any continuation, continuation-in-part, divisionals, substitutions, reissues, re-examination, revalidation, extensions (including pediatric exclusivity), restorations (including revalidations, reissues and re-examinations), registrations, supplementary protection certificates and renewals of any such patents or patent applications) (collectively, the “Scheduled BioAtla Patents”) to any Person unless all (but not less than all) of such then-existing Scheduled BioAtla Patents are Transferred to such Person; and (y) it will not create, incur, assume, or permit to exist any mortgage, pledge, lien, or other encumbrance upon any of the Scheduled BioAtla Patents (other than for tax or government assessments not yet delinquent or being contested in good faith). BioAtla will (and will cause Himalaya to) take all actions and provide Context with all reasonably requested assistance to effect the terms and conditions of this Section 3(a).

b.
BioAtla Representations. BioAtla represents and warrants to Context, as of the First Amendment Effective Date that:

i.
it is the sole and exclusive owner of, and has the sole right, title and interest in and to, the Scheduled BioAtla Patents, free and clear of all encumbrances that would interfere with Context’s rights;

ii.
neither BioAtla nor any of its Affiliates is a party to any agreement with a Third Party under which BioAtla or any of its Affiliates grants licenses, options or other rights in or to any Scheduled BioAtla Patents;

iii.
to the Knowledge of BioAtla, each of the Scheduled BioAtla Patents properly identifies each and every inventor of the claims thereof as determined in accordance with the Applicable Laws of the jurisdiction in which such Scheduled BioAtla Patent is issued or patent application is pending;

iv.
as of the First Amendment Effective Date there are no litigation proceedings, investigations or claims of any nature pending against, or to its Knowledge, threatened by or against, BioAtla that may affect fulfilment of the rights and obligations of the Parties under the Agreement (including as amended by this First Amendment);

v.
to the Knowledge of BioAtla, there are no facts that would form the basis for the invalidation or unenforceability of the Scheduled BioAtla Patents;

vi.
neither BioAtla nor any of its Affiliates has initiated or been involved in any proceedings, investigations or claims in which it alleges that any Third Party is or was infringing or misappropriating any Scheduled BioAtla Patents;

vii.
as of the First Amendment Effective Date, BioAtla has the full right, power and authority to grant the global rights, title and interests under the Agreement (including as amended by this First Amendment) to Context, including under the ERA; and

viii.
neither BioAtla nor any of its Affiliates has entered into any agreement or granted any interest in the Scheduled BioAtla Patents that is inconsistent with the terms of the Agreement (including as amended by this First Amendment).

4.
Amendments. The Agreement is hereby amended to:

a.
Delete the first sentence of Section 2.1 of the Agreement in its entirety and replace it with the following:

“Subject to the terms and conditions hereunder, BioAtla hereby grants Context an irrevocable, exclusive (exclusive even as to BioAtla and its Affiliates), royalty-free, fully paid-up, non-terminable right and license under the BioAtla Intellectual Property solely for the Exploitation of the Licensed Antibodies and Program Products in the Field in the Territory (collectively, the “License”).”

b.
Delete Section 2.2 of the Agreement in its entirety and replace it with the following:

“Sublicenses. Context will have the right to grant sublicenses (through multiple tiers) to its Affiliates and Third Parties of any and all rights granted to Context pursuant to Section 2.1. Any such sublicense shall be consistent with the terms of this Agreement and will include (a) confidentiality, non-disclosure and non-use provisions at least as restrictive or protective of the Parties as those set forth in this Agreement, and (b) patent prosecution and enforcement provisions which are consistent with BioAtla’s rights in Sections 11.3 and 11.5. Context shall require that each Sublicensee complies with such terms specified in the preceding sentence.”

c.
Delete Section 3.1 of the Agreement in its entirety and disband the Patent Committee.

d.
Delete any and all references in the Agreement to the payment of any royalties or milestones to BioAtla, including Sections 4.2, 4.3, 4.4, 4.6, and 4.7 (and all corresponding definitions) of the Agreement. The remaining Sections of Article 4 of the Agreement shall retain their original numbering.

e.
Delete any and all references to any diligence obligations with respect to Context and any obligations to provide BioAtla with reports or information regarding the Program or Program Product development or commercialization, including the first sentence of Section 5.1, Section 5.2, Section 5.3 and the second sentence of Section 6.1, and Section 14.3 of the Agreement. The remaining Sections of the applicable Articles shall retain their original numbering.

f.
Add the following as a new sentence to the end of Section 11.5.2 of the Agreement:

“Notwithstanding the foregoing, BioAtla will use good faith efforts to diligently prepare, file, prosecute, defend, and maintain all BioAtla Patents consistent with its past practice. To the extent BioAtla does not timely make a filing with the applicable governmental authority or pay any fee or expense associated with the preparation, filing, prosecution, defense or maintenance of any BioAtla Patent, Context may immediately assume the control and direction thereof and, upon three (3) days’ notice to BioAtla, assume the control and direction of the preparation, filing, prosecution, defense and maintenance for all BioAtla Patents. In the event Context assumes such control, BioAtla shall promptly deliver to Context or its designee copies of all necessary files related to such Patent(s) and take all actions and execute all documents reasonably necessary for Context to assume such control.”

g.
Delete the last sentence of Section 11.5.3 of the Agreement and replace it with the following:

“Neither Party shall settle, compromise or withdraw from such claim, opposition of proceeding for which it is responsible as provided in this Section 11.5 without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.”

h.
Delete Section 14.1 of the Agreement in its entirety and replace it with the following:

“This Agreement shall become effective on the Effective Date and shall continue in full force and effect until the expiration of the last BioAtla Patent (the “Term”).”

i.
Delete Section 14.2, 14.3 and Section 14.5 of the Agreement in its entirety. The remaining Sections of the applicable Articles shall retain their original numbering.

j.
Delete Section 14.4 of the Agreement in its entirety and replace it with the following:

“Context may terminate this Agreement for any or no reason by providing BioAtla with sixty (60) days prior written notice; provided that, for clarity, if Context terminates this Agreement pursuant to the foregoing, all Sublicenses shall survive.”

k.
Delete Section 15.1 of the Agreement in its entirety and replace it with the following:

“15.1 Any provisions required for the interpretation or enforcement of this Agreement shall survive the expiration or termination of this Agreement. Expiration or termination of this Agreement shall not relieve any Party of any obligations that are expressly indicated to survive expiration or termination and shall be without prejudice to any rights that have accrued to the benefit of a Party prior to such termination or expiration. For the avoidance of doubt, the provisions of Sections 1, 2.1, 8, 9 (for the period set forth therein), 10 (for the period set forth therein), 11, 13, Section 14.4, this Section 15.1, and 16-19 (inclusive) shall survive the expiration or termination of this Agreement.”

l.
Delete Sections 15.2, 15.3 and 15.4 of the Agreement in their entirety.

5.
Miscellaneous. All other terms of the Agreement shall remain in full force and effect. The Agreement, as amended by this First Amendment, constitutes the entire agreement between the parties with respect to the subject matter thereof. This First Amendment may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have signed this First Amendment as of the First Amendment Effective Date.

CONTEXT THERAPEUTICS INC.

By: /s/ Martin Lehr

Name: Martin Lehr

Title: Chief Executive Officer

BIOATLA, INC.

By: /s/ Jay M. Short

Name: Jay M. Short

Title: Chief Executive Officer

EXHIBIT A

Scheduled BioAtla Patents